UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 2, 2014 (October 1, 2014)

SYSOREX GLOBAL HOLDINGS CORP.

 (Exact name of registrant as specified in charter)

Nevada	001-36404	88-0434915
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2479 E. Bayshore Road, Suite 195 Palo Alto, CA	94303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 702-2167

3375 Scott Blvd., Suite 440 Santa Clara, CA 95054
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 1, 2014 (the “Effective Date”), Wendy Loundermon resigned (the “Resignation”) from her position as Chief Financial Officer of Sysorex Global Holdings Corp. (the “Company”) and was appointed to serve as the Company’s Vice President of Finance. Additionally, as of the Effective Date, Ms. Loundermon resigned from her positions as Chief Financial Officer of AirPatrol Corporation, Lilien Systems, and Shoom, Inc., all of which are wholly-owned subsidiaries of the Company. Ms. Loundermon will continue to serve as Secretary of the Company, President Chief Financial Officer and Secretary of Sysorex Government Services, Inc., a wholly-owned subsidiary of the Company, Secretary and Vice President of Sysorex Federal, Inc., a wholly-owned subsidiary of the Company, and Secretary of AirPatrol Corporation, Lilien Systems and Shoom, Inc.

In connection with the Resignation, as of the Effective Date, Will Frederick was appointed as the Company’s Chief Financial Officer. Mr. Frederick does not have any family relationships with any of the officers or directors of the Company. Mr. Frederick has not had any transactions with the Company since January 1, 2013 through the present that would require reporting pursuant to Item 404(a) of Regulation S-K.

Will Frederick, age 50, served as Chief Financial Officer at Neural ID LLC from April 2014 to September 2014. He served as Chief Financial Officer of Entelos Holding Corp. from January 2012 to January 2014, at which time it was acquired by Rosa & Co. From February 2010 to December 2011, he served as VP Finance, CFO Global Communications Solutions at Avaya Inc. From December 2008 to February 2010, he served as Chief Financial Officer of NovaRay Medical Inc. He served as Senior Vice President and Chief Financial Officer at Pharsight Corp. from April 2006 to December 2008, at which time it was acquired by Tripos International. Between 1999 and 2006, Mr. Frederick also served in senior finance roles at Versata Inc., Clarent Corp., and ACT Networks Inc., prior to their respective acquisitions.

Offer Letter

In accordance with the terms of an offer letter for his services as Chief Financial Officer, which Mr. Frederick accepted on September 15, 2014 (the “Offer Letter”), Mr. Frederick will receive a salary of $250,000 per annum plus other benefits available to executive management, including participation in a cash bonus plan beginning as of January 1, 2015 pursuant to which Mr. Frederick may receive up to 25% of his salary as a bonus contingent upon satisfactory service performance and other financial metrics to be determined by the Company. In addition, Mr. Frederick shall be entitled to options to purchase up to 200,000 shares of common stock of the Company in accordance with the Company’s Amended and Restated 2011 Employee Stock Incentive Plan. If Mr. Frederick’s employment is terminated without cause or upon a change of control, he will receive termination payments equal to his base salary at the then current rate for (a) three (3) months from the date of termination after six (6) months of employment, or (b) six (6) months from the date of termination after two (2) years of employment.

Item 7.01            Regulation FD Disclosure.

On October 2, 2014, the Company issued a press release announcing the appointment of Will Frederick as the Company’s CFO and Wendy Loundermon as the Company’s VP of Finance. A copy of the press release is filed herewith as Exhibit 99.1.

Item	9.01 Exhibits.
99.1	Press Release dated October 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSOREX GLOBAL HOLDINGS CORP.

Dated: October 2, 2014	By:	/s/ Nadir Ali
Name: Nadir Ali
Title: Chief Executive Officer